Exhibit (a)(1)(vii)

NATIONAL OILWELL VARCO, INC.

STOCK APPRECIATION RIGHT EXCHANGE PROGRAM

ELECTION CONFIRMATION FORM

You recently elected to participate in the Company’s Stock Appreciation Right Exchange Program. The table below shows your Eligible SARs Award grants that were submitted for exchange and the New Awards that will be paid and granted to you in their place. Agreements for the Amended SARs and the New Options will be available for you to accept in your E*Trade account soon after the expiration of the offer. Copies of these notices are included below for your convenience.

Eligible SARs Awards accepted for Exchange:		X,XXX
Cash Payment to be paid on 12/29/17:	$	XXX.XX
Amended SARs:		X,XXX
New Options:		X,XXX

Form of Notice of Grant of Stock Appreciation Rights

Name:	«Name»

Grant Date:	December 20, 2017

Number of SARs:	«SAR1»

Effective December 20, 2017, National Oilwell Varco, Inc. (the Company) has amended and restated your Stock Appreciation Rights (“SAR(s)”). The SARs shall become vested on February 24, 2019 (“Vesting Date”). The expiration date for your SAR award is February 25, 2026. This award was amended pursuant to your enrollment in the Company’s Stock Appreciation Rights Exchange Program, which ended on December 20, 2017.

As a reminder, the SARs are subject to a maximum value based on a per share price cap (the “Cap Price”) equal to $            , such that the maximum value per SAR payable will not exceed the spread between the Cap Price and $28.24. After the SARs have vested they will automatically exercise once the closing price of the Company’s common stock equals to or exceeds the Cap Price. This may occur on the Vesting Date or a later date depending on the trading price of the Company’s common stock at the time of vesting. At the time the SARs automatically exercise as described above, you will be entitled to a cash payment equal to the difference between the Cap Price and $28.24 multiplied by your total number of SARs.

If the Company’s common stock is below the Cap Price on the Vesting Date, you will still be free to exercise your vested SARs. In such case, you will be entitled to a cash payment equal to the difference between the fair market value of one share of Common Stock of the Company and $28.24, multiplied by the number of SARs being exercised. “Fair market value” will be based on the closing price of the Company’s common stock on the New York Stock Exchange on the day the SAR is exercised. If the fair market value of the Company’s common stock is equal to or less than $28.24, you are not entitled to any cash payment.

Please log into your online E*TRADE account to view your amended and restated Stock Appreciation Rights Agreement. Once you have logged into your account click on the “Stock Plan” link. Select “My Account” and then click on the “Plan Elections” tab. You will need to accept this grant in the Plan Elections section. Click the “Accept” button and follow the instructions to accept the grant and view your Stock Appreciation Rights Agreement. If you have not yet activated your E*TRADE account, please go to www.etrade.com/activate. If you have any questions regarding your E*TRADE account or this award, please contact Lynnette Bartolata, our Stock Plan Manager, at Lynnette.Bartolata@nov.com.

By completing the online acceptance steps described above, you and the Company agree that these SARs are granted under and governed by the terms and conditions of the Stock Appreciation Rights Agreement and the National Oilwell Varco, Inc. Stock Appreciation Rights & Phantom Equity Plan, as amended and restated.

Form of Notice of Grant of Stock Options

Name:	«Name»

Grant Date:	December 20, 2017

Number of Shares:	«Shares1»

Exercise Price:	$ per share

Effective December 20, 2017, you have been granted a Nonqualified Stock Option (“Option”) to buy «Shares1» shares of National Oilwell Varco, Inc. (the Company) common stock at $             per share. This Option award was granted pursuant to your enrollment in the Company’s Stock Appreciation Rights Exchange Program, which ended on December 20, 2017.

Two thirds of your Option are fully vested at this time and may be exercised pursuant to the terms of your Nonqualified Stock Option Agreement. The remaining one third of your Option shall become vested on February 24, 2019. The expiration date for your Option award is February 25, 2026.

Please log into your online E*TRADE account to view your Nonqualified Stock Option Agreement. Once you have logged into your account click on the “Stock Plan” link. Select “My Account” and then click on the “Plan Elections” tab. You will need to accept this grant in the Plan Elections section. Click the “Accept” button and follow the instructions to accept the grant and view your Nonqualified Stock Option Agreement. If you have not yet activated your E*TRADE account, please go to www.etrade.com/activate. If you have any questions regarding your E*TRADE account or this award, please contact Lynnette Bartolata, our Stock Plan Manager, at Lynnette.Bartolata@nov.com.

By completing the online acceptance steps described above, you and the Company agree that these options are granted under and governed by the terms and conditions of the Nonqualified Stock Option Agreement and the National Oilwell Varco, Inc. Long-Term Incentive Plan, as amended and restated.